Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas Group Announces First Quarter 2011 Results

Irving, Texas — May 4, 2011 — Thomas Group, Inc. (NasdaqCM: TGIS), a global change management and operations improvement consulting firm, today announced a net loss of $0.7 million, or negative $0.31 per diluted share, for the first quarter of 2011 on revenues of $0.8 million, compared to a net loss of $2.9 million, or negative $1.39 per diluted share, on revenues of $1.7 million for the first quarter of 2010.

Loss from operations before income taxes decreased to $0.7 million for the first quarter of 2011 compared to a loss from operations before income taxes of $1.3 million for the first quarter of 2010.

First Quarter 2011 Financial Performance

Revenue

Revenue for the first quarter of 2011 was $0.8 million, compared to $1.7 million in the first quarter of 2010. Consulting revenue from US government clients, represented by our Government practice, was $0.5 million, or 69% of revenue, in the first quarter of 2011, compared to $0.3 million, or 16% of revenue, in the first quarter of 2010. Consulting revenue from commercial clients was $0.2 million, or 27% of revenue compared to $1.3 million, or 76% of revenue, in the first quarter of 2010. Reimbursement of expenses was $0.03 million, or 4% of revenue in the first quarter of 2011, compared to $0.1 million, or 8% of revenue in the first quarter of 2010.

Gross Margins

Gross profit margin for the first quarter of 2011 was 41%, compared to gross profit margin of 31% for the first quarter of 2010. The increase in the quarterly gross margins is related to the variable cost model for staffing consulting projects, minimized bench costs, and the decreased use of outside consultants during the first quarter of 2011.

Selling, General & Administrative (SG&A)

SG&A costs for the first quarter of 2011 were $1.1 million, compared to $2.0 million in the first quarter of 2010. The $0.9 million decrease is related primarily to a $0.5 million decrease in payroll costs due to employee furloughs and the decline in the number of employees, a $0.1 million decrease in stock-based compensation expense, a $0.1 million decrease in sales commissions and employee bonus, and a $0.2 million decrease in other costs due to a decline in activity as compared to the same period in 2010.

Other Income

Other income of $140,000 for the first quarter of 2011 included insurance reimbursements and reversal of the prior accrual related to the lawsuit with Earle Steinberg, our former President and CEO. The lawsuit was settled in March 2011 for a total cost to us of approximately $110,000.

Income Tax Expense

For the first quarter of 2011 we incurred income tax expense of $0.02 million compared to $1.6 million during the first quarter of 2010. In the first quarter of 2010, our cumulative losses began to exceed our cumulative earnings. Additionally, we are not currently profitable, and we determined that as of the end of the first quarter of 2010 it was no longer probable that we will recover our deferred tax asset. The combined tax effect resulted in an income tax expense of $1.6 million for the first quarter of 2010. If we are able to return to sustained profitability, and when we can comply with all of the requirements of ASC 740-10-25, we should be able to recover all or part of our deferred tax asset.

Working Capital and Cash Flow

Working capital decreased from $3.0 million at December 31, 2010 to $2.3 million at March 31, 2011, due primarily to our operating loss for the first quarter ended March 31, 2011. During 2010 we received a $2.5 million tax refund due to tax losses for 2009 carried back to prior years.

We do not forecast significant tax refunds for 2011. Our 2010 and 2011 tax losses cannot be carried back to prior years, but may be available to offset taxable income, if any, in future years.

For the first quarter of 2011, net cash decreased $1.1 million, compared to a net decrease of $1.6 million for the first quarter of 2010. For the first quarter of 2011, net cash used in operating activities was $1.1 million compared to $1.6 million for the first quarter of 2010. This decrease in net cash used by operating activities is due primarily to the decrease in net loss for the first quarter of 2011.There were no investing activities for the first quarter of 2011 or 2010. There was no cash used for financing activities for the first quarter of 2011 compared to $0.02 million related to the purchase of stock under our stock repurchase plan which was completed during the first quarter of 2010.

Despite our continuing efforts to reduce costs and control expenses, we expect to continue to operate at a loss until we are able to develop client engagements sufficient to generate revenue to allow us to break even and then return to profitability.

Although we believe we have the potential to return to profitability, there can be no assurance that we will be able to do so soon enough, given our current, limited available resources. We have developed a business plan for 2011 including an internal forecast of cash needs. We believe that existing cash resources and cash generated from current operations will be sufficient to satisfy our operating cash needs at least through March, 2012. However, there can be no assurance that we will achieve the revenue or expense levels projected in the business plan. Also, we may not be able to obtain additional working capital beyond our current resources, if needed.

Operations and Business Development

In addition to previously announced efforts, we continue to seek additional ways to reduce costs. As of March 31, 2011, we had seven consultants on furlough. These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client engagements that require their individual skill sets. We employ a “variable cost model” for staffing consulting projects which enables us to minimize our “bench costs”.

In addition to these reductions in consulting payroll costs which are included in Cost of Sales, we have aggressively worked to reduce other costs wherever possible. Reflecting our efforts to reduce these other costs, SG&A costs for the quarter ending March 31, 2011 were $1.1 million compared to $2.0 million for the same quarter in the prior year. As part of our on-going efforts, effective November 1, 2010, members of the management team were partially furloughed to reduce SG&A costs until we can generate higher levels of revenue. As with the consultants on furlough, the work schedules of members of the management team will be reevaluated periodically to ensure that necessary functions are performed during this period and that client service and sales efforts continue uninterrupted.

Our attempts to develop new client relationships in both the commercial and government sectors have proven much more difficult than we anticipated.  As we found in the latter half of 2010, many commercial client prospects are still uncertain about the direction, scope and breadth of the recovery from the current recession and thus reluctant to commit to consulting engagements.

Beginning in the fourth quarter of 2010, the US government again found itself operating on a series of “continuing resolutions” rather than a budget for fiscal 2011. This has continued into 2011 with the recent approval of another continuing resolution for the balance of fiscal 2011 as Congress and the Executive Branch of the US government attempt to come to a course of action to deal with the impact of the current recession on revenues and costs of government.  Under the rules related to “continuing resolutions”, it is very difficult to begin new projects or to expand existing projects. In addition, many decision makers in the government are reluctant to begin projects for which funding may not be available to ensure completion.

We continue to market our services to improve operations, reduce costs and improve efficiency to both commercial enterprises and to the US government and US military. We believe we have compelling products to assist them in making the critical improvements required in response to these times, but it is not clear that we will be successful in generating significant new business in the short term in either sector.

Nasdaq Listing Update

On April 18, 2011, we received a Nasdaq Staff Determination Letter stating that we no longer meet the minimum Market Value of Publicly Held Shares (“MVPHS”) requirement set forth in Listing Rule 5550(a)(5) of the Nasdaq Stock Market (the “Rule”). The Rule requires that we maintain a MVPHS of at least $1 million.  We have until October 17, 2011 to regain compliance with the Rule by maintaining a minimum MVPHS of $1 million for at least ten consecutive business days. If we do not regain compliance with the Rule by such date, we will receive written notification that our securities are subject to delisting from The Nasdaq Capital Market. At that time, we may appeal the delisting determination to a Hearings Panel.

Notice of Tax Audit for 2009

Subsequent to quarter end, we received notice from the Internal Revenue Service (“IRS”) that it will audit our corporate tax returns for year ending December 31, 2009. In response to a request from the IRS, in conjunction with this audit of our 2009 tax returns, we agreed to extend the deadline for assessments related to our tax returns for the year ending December 31, 2007.  We do not anticipate any material impact on our financial statements as a result of this audit process.

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Contact:	Michael McGrath, President and Chief Executive Officer
972.869.3400
mmcgrath@thomasgroup.com
http://www.thomasgroup.com

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About Thomas Group

Thomas Group, Inc. (NasdaqCM: TGIS) is an international, publicly-traded professional services firm specializing in organization change management and operations improvement. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas and Washington, D.C. For more information, please visit www.thomasgroup.com.

Important Notices:

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and our revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors, lack of profitability and potential delisting as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2010. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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THOMAS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Consulting revenue before reimbursements	$731	$1,519
Reimbursements	30	132
Total revenue	761	1,651
Cost of sales before reimbursable expenses	419	1,015
Reimbursable expenses	30	132
Total cost of sales	449	1,147
Gross profit	312	504
Selling, general and administrative	1,141	1,976
Operating loss	(829)	(1,472)
Interest income, net of expense	—	(1)
Other income	159	162
Loss from operations before income taxes	(670)	(1,311)
Income tax expense	18	1,594
Net loss	$(688)	$(2,905)

Loss per share:
Basic	$(0.31)	$(1.39)
Diluted	$(0.31)	$(1.39)

Weighted average shares:
Basic	2,212	2,093
Diluted	2,212	2,093

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenue:
North America	$761	$1,319
Europe	—	332
Total revenue	$761	$1,651

Selected Balance Sheet Data

(Unaudited)

	March 31, 2011	December 31, 2010
Cash and cash equivalents	$1,933	$3,032
Trade accounts receivables	543	237
Income tax receivable	100	108
Total current assets	2,886	3,721
Total assets	3,218	4,111
Total current liabilities	559	769
Total liabilities	559	794
Total stockholders’ equity	$2,659	$3,317

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